EXHIBIT 10.31.9
SIXTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT
     This Sixth Amendment to Loan and Security Agreement is entered into as of February 28, 2007 (the “Amendment”) by and between COMERICA BANK (“Bank”) and LAUREATE PHARMA, INC. (“Borrower”).
RECITALS
     Borrower and Bank are parties to that certain Loan and Security Agreement dated as of December 1, 2004, as amended, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of January 31, 2005, that certain Second Amendment to Loan and Security Agreement dated as of May 6, 2005, that certain Third Amendment to Loan and Security Agreement dated as of June 20, 2005, that certain letter agreement dated as of January 28, 2006, that certain Fourth Amendment to Loan and Security Agreement dated as of February 28, 2006, and that certain Fifth Amendment to Loan and Security Agreement dated as of August 2, 2006 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.
     NOW, THEREFORE, the parties agree as follows:
     1. The following defined terms are added to or amended in Section 1.1 of the Agreement to read as follows;
     “Equipment Advance(s)” means a cash advance or cash advances under the Equipment Line.
     “Equipment Line” means a Credit Extension of up to Six Million Dollars ($6,000,000).
     “Equipment Maturity Date” means February 28, 2011.
     “Guaranty Amount” means Fifteen Million Dollars ($15,000,000).
     “Revolving Line” means, as of any date of determination, a credit extension of Twelve Million Dollars ($12,000,000).
     “Revolving Maturity Date” means February 27, 2008.
     “Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock, partnership interest or limited liability company interest of Borrower and its Subsidiaries, plus Subordinated Debt, minus intangible assets, determined in accordance with GAAP.
     “Tranche A” has the meaning assigned in Section 2.1(c)(i).
     “Tranche B” has the meaning assigned in Section 2.1(c)(i).
          “Tranche A Equipment Advance” or “Tranche A Equipment Advances” means any Equipment Advances(s) made under Tranche A.
          “Tranche B Equipment Advance” or “Tranche B Equipment Advances” means any Equipment Advances(s) made under Tranche B.
          “Tranche A Availability End Date” means August 28, 2007.
          “Tranche B Availability End Date” means February 28, 2008.
     2. Section 2.1(b) of the Agreement is amended in its entirety to read as follows:

     Existing Term Loan. As of February 28, 2007, there is an outstanding term loan under the Agreement (the “Existing Term Loan”) in the principal amount equal to $2,833,333.16. Borrower shall not request or receive any further advances under the Existing Term Loan. Interest shall continue to accrue on the Existing Term Loan at the rate specified in Section 2.3(a). Borrower shall continue to make payments on the Existing Term Loan in equal payments of principal plus all accrued interest each month in accordance with the Agreement until December 1, 2009, at which time all amounts due under this Section 2.1(b) shall be immediately due and payable Advances under the Existing Term Loan, once repaid, may not be reborrowed. Borrower may prepay all advances under the Existing Term Loan without penalty or premium.
     3. Section 2.1(c) is added to the Agreement to read as follows:
          (c) Equipment Advances.
               (i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Equipment Advances to Borrower in three tranches, the Initial Equipment Advance as defined herein, Tranche A and Tranche B. Borrower may request an Equipment Advance at any time prior to March 15, 2007 (the “Initial Equipment Advance”). Borrower may request Tranche A Equipment Advances at any time from the date hereof through Tranche A Availability End Date. Borrower may request Tranche B Equipment Advances at any time from the day after the Tranche A Availability End Date through the Tranche B Availability End Date. The aggregate amount of the Initial Equipment Advance, Tranche A Equipment Advances and Tranche B Equipment Advances shall not exceed the Equipment Line. The Initial Equipment Advance shall not exceed 100% of the invoice amount of equipment and software purchased from June 1, 2006 through December 31, 2006. Each Tranche A Equipment Advance and Tranche B Equipment Advance shall not exceed 100% of the invoice amount of equipment and software approved by Bank from time to time (which Borrower shall, in any case, have purchased within 90 days of the date of the corresponding Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expense; provided however, that up to 15% of the Initial Equipment Advance and the Equipment Advances may be used to finance software and other soft costs.
               (ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). Any Equipment Advances that are outstanding under the Initial Equipment Advance on the Closing Date shall be payable in 48 equal monthly installments of principal, plus all accrued interest, beginning on March 28, 2007. Any Equipment Advances that are outstanding on the Tranche A Availability End Date shall be payable in 42 equal monthly installments of principal, plus all accrued interest, beginning on September 28, 2007, and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due in connection with Tranche A Equipment Advance made under this Section 2.1(c) shall be immediately due and payable. Any Equipment Advances that are outstanding under Tranche B on the Tranche B Availability End Date shall be payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on March 28, 2008, and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due in connection with Tranche B Equipment Advance made under this Section 2.1(c) and any other amounts owing under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.
               (iii) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment to be financed.
     4. Section 2.3(a)(iii) of the Agreement is amended in its entirety to read as follows:
     (iii) Except as set forth in Section 2.3(b), the Equipment Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the LIBOR Addendum to Loan & Security Agreement.
     5. Section 6.3 of the Agreement is amended by adding a new paragraph at the end to read as follows:

     Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a monthly backlog report.
     6. Section 6.8 of the Agreement is amended in its entirety to read as follows:
6.8 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:
     (a) Tangible Net Worth. A Tangible Net Worth of not less than $4,000,000.
     7. Exhibit D to the Agreement is amended and replaced in its entirety by Exhibit D attached hereto.
     8. Exhibit E to the Agreement is deleted.
     9. If any single project valued at $750,000 or more be delayed for any reason, Borrower will notify Bank within five days to discuss the circumstances and Borrower’s proposed plan as to that project.
     10. Within 60 days after the date of the Amendment, Borrower shall obtain an appraisal on its existing equipment with results satisfactory to Bank.
     11. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.
     12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     13. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
               (a) this Amendment, duly executed by Borrower;
               (b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;
               (c) a LIBOR Addendum to Loan and Security Agreement;
               (d) an Affirmation of Guaranty, duly executed by Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc.;
               (e) a Guaranty, duly executed by Safeguard Scientifics, Inc. and resolutions authorizing the execution and delivery of the Guaranty;
               (f) disbursement instructions and agreement to provide insurance;
               (g) a nonrefundable commitment fee on account of the Equipment Line equal to $5,000;
               (h) a nonrefundable renewal fee on account of the Revolving Line equal to $15,000 plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

               (i) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LAUREATE PHARMA, INC.

By:	/s/ Steve Grenfell

Title:	Vice President

COMERICA BANK

By:	/s/ Beth Kinsey

Title:	Senior Vice President

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